SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 24, 2003 (January 23, 2003)

PRECISION OPTICS CORPORATION, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 East Broadway, Gardner, Massachusetts 01440
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:    (978) 630-1800

Item 5.    Other Events.

                On January 23, 2003 the Registrant issued the following press release announcing operating results on an unaudited basis for the second quarter of fiscal year 2003 ended December 31, 2002 and a 1-for-6 reverse stock split to become effective on or about January 28, 2003:

FOR IMMEDIATE RELEASE	Thursday, January 23, 2003

PRECISION OPTICS CORPORATION ANNOUNCES —

•                  SECOND QUARTER RESULTS

•                  1-FOR-6 REVERSE STOCK SPLIT

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) today announced operating results on an unaudited basis for the second quarter and six months of fiscal year 2003 ended December 31, 2002. All shares and per share data reflect the effects of a 1-for-6 reverse stock split to become effective on or about January 28, 2003.

Operating Results

Revenues for the quarter ended December 31, 2002 were $589,759 compared to $323,314 for the same period in fiscal year 2002, an increase of 82.4%.  Revenues for the quarter increased 8.7% sequentially from the preceding quarter.  Net loss, including asset impairment and restructuring charges of $53,131, was $710,986 compared to a net loss of $1,995,301 last year.  Last year’s net loss included restructuring charges of $668,250.  Basic and diluted loss per share was $0.41 in the current quarter ended December 31, 2002, versus $1.14 per share for the comparable period last year.  The weighted average common shares outstanding were 1,750,651 during both periods. In the preceding quarter ended September 30, 2002, net loss was $791,891, or $0.45 per share.

The increase in revenues for the quarter ended December 31, 2002 compared to the same period of fiscal year 2002 was due primarily to higher sales of medical products, which increased  by approximately  $293,000, or 112%.

For the six months ended December 31, 2002, revenues were $1,132,202 compared to $814,410 for the same period last year, an increase of 39.0%.  Net loss, including charges for asset impairment and restructuring of $53,131, was $1,502,877 or $0.86 per basic and diluted share, compared to a net loss of $7,501,230, or $4.28 per share, for the same period last year.  Last year’s net loss included charges for asset impairment, restructuring and inventory write-down totaling $4,652,628.  The weighted average common shares outstanding were 1,750,651 during both periods.

The revenue increase from the prior year for the six months ended December 31, 2002 was due to higher sales of medical products (up approximately $497,000, or 89%), partially offset by lower sales of non-medical products (down approximately $179,000 or 70%).  For the six months ended December 31, 2002, medical sales were higher due primarily to higher shipments of stereo endoscopes and cameras.  Non-medical sales were lower due primarily to the discontinuation of sales of Dense Wavelength Division Multiplexing (DWDM) filters.

Expense Reduction

The Company has taken additional measures to realign its cost structure with current revenue expectations.  As previously announced, in October 2002, the Company reduced its full-time workforce by approximately 16%, or six employees.  As a result of this action, the Company recorded a non-recurring pretax charge to earnings of $53,131 for employee severance benefits that were paid in the quarter ended December 31, 2002.  In addition, the Company is in the process of reviewing other expense areas to determine where additional reductions in discretionary spending can be achieved.

Reverse Stock Split

The Company’s Board of Directors and shareholders have approved an amendment to the Company’s Articles of Organization, which would effect a reverse stock split of the Company’s Common Stock.  The Board of Directors has determined that effecting the reverse stock split is in the best interest of the Company and its shareholders.  The reverse stock split is expected to become effective on or about January 28, 2003.  On the effective date of the split, every six shares of Common Stock will convert into one share.  Each resulting fractional share will be rounded up to one whole share.  The reverse stock split will reduce the number of shares of Common Stock outstanding from 10,503,908 to approximately 1,750,651.  The Company anticipates that its shares of Common Stock will begin trading at the split-adjusted stock price on Nasdaq on the effective date.  The purpose of the reverse stock split is to increase the per share price of the Company’s Common Stock in order to comply with the minimum bid price listing requirement of Nasdaq.

Outlook

For the quarter ended December 31, 2002, cash and cash equivalents decreased by approximately $500,000 from September 30, 2002.  Cash receipts during the quarter included approximately $545,000 related to the sale of certain assets held for sale.  Cash disbursements during the quarter included approximately $414,000 for certain non-recurring payments (such as employee severance and legal expenses associated with corporate governance issues and other matters), and certain payments occurring only during the second quarter each year (such as annual insurance premiums and costs associated with preparation of annual shareholder proxy materials). Cash disbursements in the preceding quarter ended September 30, 2002 included a non-recurring payment for lease cancellation of approximately $168,000. Excluding these incremental receipts and disbursements, cash usage during the quarter ended December 31, 2002 would have been approximately $631,000, an 11% sequential increase in cash usage compared to the previous quarter ended September 30, 2002.  This increased cash usage is attributable primarily to higher inventory purchases and customer receivables (net of advances) to support the higher sales levels in the quarter ended December 31, 2002.

Capital equipment expenditures during the six months ended December 31, 2002 were approximately $16,000, down 72% from the six months ended December 31, 2001.  Future capital expenditures will be dependent upon future sales and success of on-going research and developments efforts.

For the quarter ended December 31, 2002, research and development expenses were approximately $339,000, down 54% from the $737,000 in the quarter ended December 31, 2001.  It is anticipated that the quarterly level of R&D expenses for the foreseeable future will remain in this lower range, but is ultimately dependent upon the Company’s assessment of new product opportunities.

The Company’s new medical products and certain non-medical applications of its optical technology have been well received by the marketplace.  Some of these new products include:

—                      Stereo endoscope systems (used in cardiac surgery and growing number of other minimally invasive surgical procedures).

—                      30º line of sight version of the successful 5 mm autoclavable laparoscope.

—                      4 mm short endoscope (used in carpal tunnel surgery).

—                      Longer version of the 10 mm laparoscope (used in bariatric surgery for treatment of morbid obesity).

—                      5 mm 30º endoscope (used in vessel transplant for cardiac bypass surgery).

—                      Relay lens system (for use in medical digital photo microscopy).

—                      Episcope (for use in examination of the epidermis).

These initiatives alone have already generated orders from new and existing customers totaling approximately $1,272,000, of which approximately $83,000 was shipped in fiscal year 2002, approximately $181,000 was shipped in the quarter ended September 30, 2002, and approximately $360,000 was shipped in the quarter ended December 31, 2002. A positive trend in shipments is expected to continue during the quarter ending March 31, 2003.

Achievements in ISO 9001 and CE Mark certification, as previously announced, are also expected to support increased future sales opportunities, both foreign and domestic, for the Company’s medical products.

About Precision Optics

Precision Optics Corporation, a leading manufacturer of optical instruments since 1984, designs and manufactures high-quality optical thin film coatings, medical instruments, and other advanced optical systems.  The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class 3-D endoscope for use in minimally invasive surgical procedures.  Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products.  The Company’s Internet Website is www.poci.com.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
DECEMBER 31, 2002  AND  2001

	— SECOND QUARTER —		— SIX MONTHS —
	2002	2001	2002	2001
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

REVENUES	$589,759	$323,314	$1,132,202	$814,410

COST OF GOODS SOLD	480,199	476,728	1,011,937	1,972,912

Gross Profit (Loss)	109,560	(153,414)	120,265	(1,158,502)

RESEARCH and DEVELOPMENT EXPENSES	339,137	737,187	649,193	1,412,897

SELLING, GENERAL and ADMINISTRATIVE EXPENSES	431,091	479,060	933,320	948,169

PROVISION FOR ASSET IMPAIRMENT and RESTRUCTURING	53,131	668,250	53,131	4,112,628

Total Operating Expenses	823,359	1,884,497	1,635,644	6,473,694

Operating Loss	(713,799)	(2,037,911)	(1,515,379)	(7,632,196)

INTEREST INCOME	17,739	46,349	39,105	136,633

INTEREST EXPENSE	(324)	(3,739)	(6,562)	(5,667)

LOSS ON SALE OF ASSETS HELD FOR SALE	(14,602)	—	(20,041)	—

Net Loss	$(710,986)	$(1,995,301)	(1,502,877)	$(7,501,230)

BASIC and DILUTED LOSS PER SHARE(1)	($0.41)	($1.14)	($0.86)	($4.28)

Weighted Average Common Shares Outstanding(1)	1,750,651	1,750,651	1,750,651	1,750,651

(1)             After giving effect to a 1-for-6 reverse stock split to become effective on or about January 28, 2003.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31, 2002
	(Unaudited)	June 30, 2002
CURRENT ASSETS
Cash and Cash Equivalents	$4,589,217	$5,825,601
Accounts Receivable, Net	277,925	374,499
Inventories	1,165,375	1,009,009
Refundable Income Taxes	—	13,849
Prepaid Expenses	234,554	93,574
Assets Held for Sale	278,192	847,696
Total Current Assets	6,545,263	8,164,228
PROPERTY AND EQUIPMENT	4,002,282	3,983,698
Less: Accumulated Depreciation	(3,608,237)	(3,492,403)
Net Property and Equipment	394,045	491,295
OTHER ASSETS	219,023	224,516
TOTAL ASSETS	$7,158,331	$8,880,039
LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$540,733	$746,524

CAPITAL LEASE OBLIGATION AND OTHER	4,665	17,705
STOCKHOLDERS’ EQUITY
Common Stock, $.01 par value-
Authorized — 20,000,000 shares
Issued and Outstanding — 1,750,651 shares at December 31, 2002 and June 30, 2002(1)	17,507	17,507
Additional Paid-in Capital(1)	27,770,189	27,770,189
Accumulated Deficit	(21,174,763)	(19,671,886)
Total Stockholders’ Equity	6,612,933	8,115,810
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,158,331	$8,880,039

(1)           After giving effect to a 1-for-6 reverse stock split to become effective on or about January 28, 2003.

Forward-looking statements contained in this news release, including those related to the Company’s products under development and revenue estimates, are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products, the risks associated with reliance on a few key customers; the Company’s ability to regain and maintain compliance with requirements for continued listing on the NASDAQ SmallCap Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2002.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION OPTICS CORPORATION, INC.

Date: January 24, 2003	By:	/s/ Jack P. Dreimiller
		Name:	Jack P. Dreimiller
		Title:	Senior Vice President, Finance and Chief Financial Officer